


Subsidiary                     State of Incorporation           Name Used to Conduct Business
Afton, Inc.                          Tennessee          Healthcomp Evaluation Services Corporation
Medical Drug Testing, Inc.          Pennsylvania                 Medical Drug Testing, Inc.
Afton-North Dakota, Inc.             Tennessee          Healthcomp Evaluation Services Corporation
AmeriTest, Inc.                      Tennessee                   AmeriTest, Inc.
Health Evaluation Programs, Inc.     Illinois           Healthcomp Evaluation Services Corporation
Quality Health Services, Inc.         Kansas            Healthcomp Evaluation Services Corporation